Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
INVESTOR RELATIONS: Amy Carpi amy.carpi@jetblue.com Ph: 203 656-7651
CORPORATE COMMUNICATIONS: Gareth Edmondson-Jones gareth.edmondson-jones@jetblue.com Ph: 718 709-3089

JETBLUE ANNOUNCES PROPOSED OFFERING
OF CONVERTIBLE NOTES

New York, NY (July 10, 2003)—JetBlue Airways Corporation (Nasdaq: JBLU) today announced its intention to sell, subject to market and other conditions, approximately $110 million principal amount of Convertible Notes due 2033, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In addition, JetBlue is expected to grant the initial purchasers an option to purchase up to an additional $15 million principal amount of the notes. The interest rate, conversion rate (including the circumstances in which a holder may convert its notes into shares of JetBlue common stock), offering price and ultimate aggregate principal amount of notes to be offered are to be determined by negotiations between JetBlue and the initial purchasers of the notes. JetBlue plans to use the net proceeds from the offering to fund working capital and capital expenditures, including capital expenditures related to the purchase of aircraft and construction of facilities on or near airports.

        The notes being offered and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended and applicable state securities laws.

        This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.